EXHIBIT 10.24
PAYCHEX, INC.
CHANGE IN CONTROL PLAN
ARTICLE 1
PURPOSE & EFFECTIVE DATE
     1.1 Purpose. The purpose of the Paychex, Inc. Change in Control Plan is to secure the continued services of key members of management and ensure maximization of shareholder value in the event of a Change in Control.
     1.2 Effective Date. The Plan shall become effective upon the approval thereof by the Board of Directors.
ARTICLE 2
DEFINITIONS
     2.1 Definitions. As used in the Plan, the following terms shall have the respective meanings set forth below:
          (a) “Annual Cash Compensation” means the Participant’s Base Salary and Bonus Amount.
          (b) “Base Salary” means the Participant’s annual gross salary (on the date of the Change in Control, or if higher, on the date of termination) before any deductions, exclusions or any deferrals or contributions under any Company plan or program.
          (c) “Benefits” means the benefits provided under Article 4.
          (d) “Board” means the Board of Directors of Paychex.
          (e) “Bonus Amount” means the Participant’s annual cash incentive as established by the Board at target for the applicable performance period. If annual cash incentive has not been established, the Bonus Amount will mean the prior year’s target annual cash incentive.
          (f) “Cause” means the Participant’s (a) dereliction of duty to the Company; (b) conviction for a felony; or (c) willful misconduct that has a substantial adverse effect on the Company.
          (g) “Change in Control” means the acquisition by any person or entity of voting shares of Paychex if upon such acquisition such person is the beneficial owner (as defined under Section 13(d) of the Securities Exchange Act of 1934) of at least 50% of the voting shares of the Paychex; consummation of a consolidation or merger involving Paychex in which Paychex is not the surviving entity (unless the stockholders of Paychex immediately prior to such transaction beneficially own voting securities in the surviving parent entity representing at least 50% of the voting shares in substantially the same ownership proportions as immediately before such transaction); the sale, lease or exchange of all or substantially all of Paychex’s assets; or the shareholder approval of a plan of liquidation or dissolution of Paychex followed by a substantial event representing commencement of such liquidation or dissolution.
          (h) “Change in Control Protection Period” means the period commencing upon one of the following events: (1) the Company enters into an agreement, the consummation of which would result in a Change in Control or (2) the public announcement of an intent by Company or a third-party to take action which, if consummated, would result in a Change in Control; and ending 12 months following a Change in Control.
          (i) “Code” means the Internal Revenue Code of 1986, as amended.
          (j) “Company” means Paychex, Inc.
          (k) “Continuation Period” means, for a given Participant, the number of years equal to that Participant’s multiplier under Section 4.1(a).
          (l) “Employment Termination Date” means the date on which the employment relationship between the Participant and the Company is terminated due to an Involuntary Termination (subject to Section 10.8).
          (m) “Good Reason” means:
               (i) the Company removes the Participant from, or fails to re-elect or appoint the Participant to, any material duties or position with the Company that were assigned or held by the Participant immediately before the Change in Control Protection Period, except that a nominal change in the Participant’s title that is merely descriptive and does not affect rank, duties, or position shall not constitute such an event;
               (ii) the Company assigns to the Participant any duties inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the Change in Control Protection Period and materially adverse to Participant;
               (iii) the Company takes any action that results in a material diminution of the Participant’s position, authority, duties or responsibilities with the Company in effect immediately before the Change in Control Protection Period, or otherwise takes any action that materially interferes therewith (for this purpose, if Participant has significant duties relating to the status of the Company as a publicly held corporation, and the Participant ceases to have such duties for a publicly held corporation during the Change in Control Protection Period, such event will constitute a material diminution of duties);
               (iv) the Company reduces the Participant’s Base Salary, Bonus opportunity or other elements of Total Compensation (performance-based elements being measured based on the value of the award opportunity), as in effect immediately prior to such reduction, other than a reduction that is immaterial (for this purpose, reductions aggregating $10,000 will be deemed to be material);

               (v) the Company relocates the Participant’s principal workplace to an area that is located outside of a radius of 50 miles from the location of the Participant’s principal workplace immediately prior to the Change in Control Protection Period; or
               (vi) the failure of any successor to the Company to assume or to adopt this Plan.
Upon the occurrence of an event that would constitute Good Reason, the Participant shall notify the Company of the occurrence of such event within 90 days after the Participant obtains actual knowledge thereof. If the Company has taken action within 30 days after receipt of such notice to fully cure such event so that it would no longer constitute Good Reason, then Good Reason will be deemed to not have arisen based on the cured event. If Good Reason arises and is not cured, the Good Reason will be deemed to exist for a period of one year after the last day of the cure period, but in no event longer than the Change in Control Protection Period.
          (n) “Involuntary Termination” means an involuntary termination by the Company without Cause or a voluntary termination by the Participant for Good Reason.
          (o) “Participant” means a participant in the plan pursuant to Article 3.
          (p) “Paychex” means Paychex, Inc.
          (q) “Plan” means this Paychex, Inc. Change in Control Plan, as amended from time to time.
          (r) “Total Compensation” means a Participant’s Base Salary, Bonus Amount, equity compensation and all other items of the Participant’s compensation.
ARTICLE 3
ELIGIBILITY
     The Participants in the Plan shall be (a) the Chief Executive Officer, (b) the Senior Vice Presidents of the Company and (c) Vice Presidents who are officers of the Company. Participants shall only be eligible to receive benefits hereunder if they have executed (and do not subsequently revoke) a general release of all claims in favor of the Company, its subsidiaries, affiliates, officers, directors, successors and assigns in the form attached hereto as Exhibit A within twenty-one (21) days following Participant’s receipt of notice that such release shall be required subsequent to the Employment Termination Date or the date of the Change in Control, whichever is later. The Company will provide such notice not later than five business days after the Employment Termination Date or the Change in Control.
ARTICLE 4
SEVERANCE BENEFITS
     4.1 Severance Benefits. In the event of an Involuntary Termination of a Participant during the Change in Control Protection Period, the Participant shall be entitled to the benefits set forth below upon a Change in Control, subject to Article 5:

          (a) Cash Payment. Subject to Section 10.8, a single lump-sum cash payment to be paid within ten (10) business days of the Participant’s Employment Termination Date or the Change in Control date, whichever is later, equal to a multiple of the Participant’s Annual Cash Compensation. The multiples are determined by the Participant’s position at the Company as follows:

Chief Executive Officer	2.0
Senior Vice President	1.5
Vice President	1.0
          (b) Current Year Performance Incentive Payment. Subject to Section 10.8, the Participant shall also be entitled to receive a lump-sum cash payment within ten (10) business days of the Participant’s Employment Termination Date or the Change in Control date, whichever is later, representing a prorated amount of the Participant’s current-year annual cash performance incentive award. The prorated amount shall be determined by multiplying the target Bonus Amount for such year by a fraction, the numerator of which is the number of days from the start of such performance period, and the denominator of which is 365.
          (c) Equity Acceleration. All outstanding time-based equity awards (e.g., stock options, restricted stock and restricted stock units) held by the Participant at any time during the Change in Control Protection Period shall immediately vest and become exercisable following the Participant’s Employment Termination Date or the Change in Control date, which ever is later. Exercisable stock options shall remain exercisable for the period set forth in the applicable Award Agreement(s). Any equity award that constitutes a “deferral of compensation” under Code Section 409A shall be settled as provided in the applicable Award Agreement(s). Performance-based equity awards shall vest at target performance levels on a prorated basis. The prorated portion will be determined using a fraction, the numerator of which is the number of days from the start of the applicable performance period through the Participant’s Employment Termination Date, and the denominator of which is the total number of days in the performance period.
          (d) Benefits. Subject to Section 10.8, the Company shall pay to Participant within ten (10) business days of the Participant’s Termination Date or the Change in Control date, whichever is later, a lump-sum payment in an amount as necessary to reimburse the Participant for the cost to continue on behalf of the Participant and his or her dependents and beneficiaries basic life insurance, medical, dental, vision and hospitalization benefits for the applicable Continuation Period. Participant shall remain eligible to elect applicable coverage(s) for the period(s) provided by COBRA, but shall be responsible for payment of the COBRA premiums.
     4.2 Benefit Exclusions. No benefits shall be payable under the Plan due to separation from service on account of (a) death, (b) disability, (c) voluntary termination not for Good Reason, and (d) any other termination of employment not considered to be an Involuntary Termination during the Change in Control Protection Period.

     4.3 Benefits Excludable. Benefits under the Plan shall not be taken into account as compensation for purposes of determining contributions or benefits under any other employee benefit plan of the Company.
ARTICLE 5
LIMITATION ON PAYMENT OF BENEFITS
     Notwithstanding any provision of the Plan to the contrary, if any amount or benefit to be paid or provided, together with other compensation to the Participant, would result in the Participant being subject to the excise tax under Section 4999 of the Code but for the application of this sentence, then the payments and benefits to be paid or provided under the Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that Participant will not be subject to such excise tax; provided, however, that (i) the amounts reduced shall be those amounts and benefits which have the highest value as “parachute payments” in relation to the actual value of such amounts and benefits to the Participant; and (ii) the reduction provided for in this sentence will be made only if and to the extent that such reduction would result in the Participant receiving an increased amount in the aggregate of payments and benefits, determined on an after-tax basis (taking into account, for the Participant, the excise tax potentially imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The determination of whether any reduction in such payments or benefits to be provided under the Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the Change in Control. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Article will not of itself limit or otherwise affect any other rights of the Participant under the Plan. In the event that any payment or benefit intended to be provided under the Plan or otherwise is required to be reduced pursuant to this Article, the Company will effect such reduction by first reducing the benefits described in Section 4.1(a), then, to the extent necessary, by reducing the benefits described in Section 4.1(d).
ARTICLE 6
PARTICIPANTS’ FEES AND EXPENSES
     In the event of a Change in Control, the Company shall pay to each Participant all legal fees and expenses incurred by the Participant in disputing in good faith any issue hereunder relating to an Involuntary Termination of the Participant’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Plan, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder. Such payments shall be made within five business days after delivery of the Participant’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require, provided that in order for a Participant to be entitled to reimbursement hereunder for disputes against the Company or its successor, the Participant must have been the prevailing party in such action or proceeding.

ARTICLE 7
UNFUNDED ARRANGEMENT
     Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company by virtue of participation hereunder. For purposes of the payment of Benefits under the Plan, any and all of the Company’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
ARTICLE 8
AMENDMENT AND TERMINATION
     The Board reserves the right to amend or terminate the Plan at any time and in any manner without the consent of any affected individual, which right includes, without limitation, the right to change the individuals who are eligible to participate in the Plan from time to time. Notwithstanding the foregoing, (a) during the Change in Control Protection Period, the Plan may not be terminated or amended in any manner materially adverse to any Participant without the written consent of each affected Participant and (b) any amendment to or termination of the Plan will not adversely affect the benefits otherwise payable to a Participant whose Employment Termination Date occurred prior to the date of such amendment or termination.
ARTICLE 9
NONCOMPETITION, ETC.
     9.1 Non-competition, Non-solicitation, and Confidentiality. In consideration for the benefits under the Plan, each Participant agrees that during his or her employment and for a period of twelve (12) months following termination of employment for any reason, he or she will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any activity that is competitive to the business of the Company within the geographic and substantive area or areas of responsibility assigned to the Participant during the last 24 months of employment. In addition, each Participant agrees that for a period of eighteen (18) months following the termination of employment for any reason, he or she will not directly or indirectly by assisting others, solicit Company clients, prospects or referral resources; nor will he or she recruit or hire, or attempt to recruit or hire any other employee of Company or its affiliates, or induce or attempt to induce any employee of Company to terminate employment with Company. Each Participant also agrees and acknowledges that during the course of his or her employment with the Company, the Participant will obtain, have access and be privy to nonpublic information important to the Company’s business solely as a result of employment with the Company, which information the Participant hereby acknowledges and agrees to be confidential (“Confidential Information”). Each Participant agrees that during and after employment, he or she shall not divulge or make use of any Confidential Information, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity in any way which causes a material adverse impact on the Company. These covenants are not intended to, and do not, limit in any way the rights and remedies provided to the Company under the Plan, other agreements with the Participant, or under common or statutory law.
     9.2 Repayment of Benefits. If a Participant fails to comply with Section 9.1, upon demand by the Company, he or she will be obligated to repay to the Company the benefits received by such Participant pursuant to the Plan, including, but not limited to, the severance pay and benefits under Section 4.1, and the Company shall be entitled to offset the amount of any such repayment obligation against any amount owed to Participant by the Company to the extent permissible under Section 409A. The remedies set forth in this Section are in addition to any other remedies the Company may have, at law or equity, for violation of the terms of this Plan.
ARTICLE 10
MISCELLANEOUS
     10.1 Tax Withholding. The Company will calculate the deductions from the amount of the benefit otherwise payable under the Plan for any taxes required to be withheld by federal, state or local government and shall cause them to be withheld.
     10.2 Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company and its employees, which gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company to discharge any employee at any time or to interfere with the employee’s right to terminate his or her employment at any time.
     10.3 Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.
     10.4 Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.
     10.5 Severability. If any provision of the Plan is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
     10.6 Successors. The Plan shall be binding upon and inure to the benefit of the Company and any of its successors or assigns. The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (a) to assume unconditionally and expressly the Plan and (b) to agree to perform or to cause to be performed all of the obligations under the Plan in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred.

     10.7 Assignment; Binding Effect. The Company shall not assign any of its obligations under the Plan unless (a) such assignment is to a successor, and (b) the requirements of Section 10.6 are fulfilled.
     10.8 Section 409A. It is intended that the Plan (including all amendments thereto) comply with provisions of Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. For purposes of any Plan payment or benefit that would constitute a “deferral of compensation” under Section 409A, termination of employment (and related concepts, including under the definition of “Employment Termination Date”) shall mean “separation from service” within the meaning given such term by Section 409A. In the event that the Company is publicly traded, any payment (unless otherwise exempt from Section 409A) hereunder to a participant who is a “specified employee” for purposes of Section 409A shall be made no earlier that the six month anniversary of the Participant’s separation from service.
     10.9 Governing Law and Venue. THE PROVISIONS OF THE PLAN SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. The parties agree that exclusive jurisdiction and venue for any claim hereunder shall rest with the courts of the State of New York, Monroe County.
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EXHIBIT A
___________, 20___
[Employee Name]
[Employee Home Address]
[Employee Home Address]
     Re: RELEASE OF ALL CLAIMS
Dear [Employee Name]:
     In order to receive benefits under the Paychex, Inc. Change in Control Plan (the “Plan”), you are required to sign a release of all claims. If you sign this letter and do not revoke it as set forth in Paragraph 14, then this letter will constitute the required Release of All Claims (the “Agreement”) between you and Paychex, Inc. (the “Company”).
     1. RELEASE OF ALL CLAIMS
          (a) By signing this Agreement you agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company, its predecessors, successors and their past, current and future parents, subsidiaries, affiliates, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, employees, and assigns (together referred to as “Releasees”). The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to your employment relationship with the Company, and/or its subsidiaries, affiliates and related entities including your separation from employment. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Releasees, except as expressly provided otherwise in Paragraph 1(d).
          (b) Specifically, you agree that you are fully and forever giving up all of your legal rights and claims against the Releasees, whether or not presently known to you, that are based on events occurring before you sign this Agreement. You agree that the legal rights and claims you are waiving include all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law and any similar federal, state or local statute, regulation, order or common law, all as amended. You specifically agree that you are releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status, retaliation, whistleblower status, and other legally protected categories.

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          (c) You also agree that the legal rights and claims you are giving up include your rights under, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law and any similar federal, state or local statute, regulation, order or common law. You agree that the legal rights and claims you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation. You also agree that you are giving up and forever releasing any right you may have to attorneys’ fees for any of the rights and claims described in this Paragraph 1.
          (d) The claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan or deferred compensation plan in which you participate, and your COBRA, unemployment insurance and workers’ compensation rights, if any, as well as any vested equity under the Paychex Stock Incentive Plan. Nothing in this Agreement shall be construed to constitute a waiver of: (i) any claims you may have against the Releasees that arise from events that occur after the date that you sign this Agreement; (ii) your right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this release of all claims; (iii) your right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that you cannot waive as a matter of law. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by you or anyone on your behalf.
     2. No Pending Action. You represent that, as of the date that you sign this Agreement, you have not filed any charge, complaint or action against the Releasees in any forum. This Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released.
     3. Future Cooperation. You agree that after you depart you will continue to cooperate with the Company on business and transition issues, litigation and other key matters that remain outstanding, with the understanding that the Company will reimburse you for any reasonable out-of-pocket expenses which have been pre-approved by the Company.
     4. No Derogatory Statements. You agree that you will not directly or indirectly make, or cause to be made, written or oral statements or other communication that is derogatory or disparaging to the Company or the Company’s predecessors, successors or their past, current or future parents, subsidiaries, related entities, or any of their members, shareholders, officers, directors, agents, attorneys, employees, or assigns.
     5. Confidentiality. You agree to keep the existence and terms and conditions of this Agreement confidential, except, of course, that you may review it with your family, your attorney and your financial advisor. In addition, you can make any legally required disclosures, including disclosures about any tax issues arising from this arrangement.

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     6. Remedies. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company may, at its option, engage in set-off or other self-help measures, and may obtain monetary damages, a court order requiring you to comply with this Agreement, or other remedies as appropriate.
     7. No Admission of Liability. You agree that neither any payment under the Plan, nor any term or condition of it or this Agreement, shall be construed by you, at any time, as an admission of liability or wrongdoing by the Company.
     8. Binding Nature. The rights and benefits of the Company under this Agreement shall be transferable to, or enforceable by or against, the Company’s successors and assigns. You agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.
     9. Entire Agreement. The Change in Control Plan and this Agreement contains the entire agreement between the Company and you regarding your termination and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises. However, this Agreement does not supersede the portions of any agreement between you and the Company or its subsidiaries, affiliates and related entities regarding confidentiality of trade secret and proprietary information or containing post-employment restrictive covenants. Such agreements remain in full force and effect in accordance with their terms. Further, by your signature on this Release and your acceptance of the benefits of the Change in Control Plan, you hereby acknowledge your agreement to the terms and conditions of the Plan, including but not limited to the restrictive covenants set forth in Article 9.
     10. Legal Proceedings and Governing Law. This Agreement shall be construed and governed by the laws of the State of New York. Disputes arising under it shall be heard exclusively by the state or federal courts located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States District Court located in Monroe County, New York. If any provision of this Agreement, including the waiver of claims under any particular statute, should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Agreement. Also, if a court finds that the release of claims is illegal, void or unenforceable, you agree, promptly upon request, to execute a second release that is legal and enforceable, without further consideration, payments or compensation.
     11. Voluntary Agreement. You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign it. If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.
     12. Attorney Consultation. You are advised to consult with an attorney of your choice before signing this Agreement. By signing this Agreement, you acknowledge that you have had an opportunity to do so.

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     13. Period to Consider Agreement. You have up to 21 calendar days from the date you receive this offer or until ________, 20___ to accept the terms of this Agreement by signing and dating it in the space designated below, and returning it to me (an extra copy of the Agreement is enclosed for your files). You may sign and return the Agreement before the end of the 21-day period, but you are not required to do so and you may take the entire 21-day period to consider whether you wish to accept the Agreement. However, under no circumstances may you sign and return this Agreement before the Separation Date.
     14. Revocation Period; Effective Date. After you have accepted this Agreement by dating, executing and returning it to the Company, you will have an additional 7 calendar days in which to revoke your acceptance. If you do not revoke your acceptance, then the 8th day after the date of your signature will be the “Effective Date” of the Agreement, and you may not thereafter revoke it. To revoke this Agreement, you agree to send written notice to: Paychex, Inc., 911 Panorama Trail S., Rochester, NY 14625-0397, Attention: Vice President of Human Resources, with a copy Attention: Vice President, Chief Legal Officer. You acknowledge and agree that if you exercise your right to revoke this Agreement, your termination of employment will nevertheless have occurred effective on your separation date, you will not be entitled to the benefits under the Plan, and you will immediately return to the Company any of such benefits you have already received.

Sincerely,

Paychex, Inc.

By:

Name (print):

Title:

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     BY SIGNING THIS LETTER, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT CAREFULLY WITH AN ATTORNEY OF MY CHOICE. I HAVE READ THIS AGREEMENT, I UNDERSTAND ITS TERMS AND I VOLUNTARILY AGREE TO THEM.
Dated: _____________, 20___

[Employee Name]

State of New York )
County of _______) SS:
     On this ______ day of                     , 20___, before me personally came [Employee Name], to me known and known to me to be the individual described in and who executed the foregoing instrument, and the above-named person acknowledged to me that said person executed the same.

Notary Public

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